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                                                                   EXHIBIT 10.53

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the 26th day of November, 1999 (the "Effective Date") between ALPHA MICROSYSTEMS, a California corporation (the "Company") and Robert O. Riiska (the "Employee").

                                    RECITALS

        WHEREAS, the Company and Employee desire to enter into a contract for the employment of Employee by the Company which shall provide compensation to Employee in return for Employee's services to the Company;

        WHEREAS, the Company further desires to provide certain compensation for Employee in the event of his actual or constructive termination by the Company as a result of a takeover or similar business reorganization or change in control in order to encourage Employee to remain in the service of the Company now and in the future when a takeover might be threatened or likely;

        NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                BASIC EMPLOYMENT

        1.1 Employment. The Company agrees to employ Employee and Employee hereby agrees to be employed by the Company to perform the duties described below for the compensation specified in this Agreement, as it may be amended from time to time, subject to and upon all the terms and conditions set forth herein. During Employee's employment hereunder, Employee hereby agrees to use his best efforts and to devote his full professional time, energy and ability in order to assure the proper and efficient performance of his work for the Company. At all times during Employee's employment hereunder, Employee shall not render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, without the prior written express authorization of the Board of Directors of the Company (the "Board"), which authorization shall describe the nature and duration of such services and shall name the person or firm to whom such services may be rendered.

        1.2 Term. Employee's employment under this Agreement shall commence on November 26, 1999, and shall be for an unspecified term until terminated by Employee or Company pursuant to Article III below (the "Employment period").

        1.3 Duties. Employee shall devote his full time, energy and talents to serving as the Chief Financial Officer of the Company, and shall have such duties as are typically expected of such officer, subject to the direction of the President of the Company. The Employee will have


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such authority, power, responsibilities and duties as are inherent to his position and necessary to carry out his responsibilities and the duties required of him hereunder.

        1.4 Basic Compensation. The Company hereby agrees to pay Employee a base salary (the "Base Salary") at the weekly rate of Three Thousand Seventy Seven Dollars ($3,077), which rate may be amended from time to time in accordance with the provisions of this paragraph, payable with such frequency as is the custom and practice of the Company, covering employment during the immediately preceding period for all services rendered by Employee. The Company shall deduct from any payment such social security insurance, federal, state and other taxes, state disability insurance and other withholdings as may be required by law.

        1.5 Bonus Compensation.

            (a) In addition to Base Salary, Employee shall receive bonuses in the form of cash, stock options, stock grants or other non-cash compensation ("Bonus Compensation") in accordance with the terms of this Section 1.5. The Company shall deduct from any payment of Bonus Compensation social security insurance, federal, state and other taxes, state disability insurance and other withholdings as may be required by law.

            (b) Provided that Employee commences his duties on or before November 29, 1999 and continues in the employ of the Company through December 31, 1999, Employee shall receive a signing bonus in the amount of Fifty Thousand Dollars ($50,000), to be delivered on or before December 31, 1999.

            (c) For each fiscal year, Employee shall be eligible to receive a discretionary bonus of up to thirty percent (30%) of the Base Salary if one hundred percent (100%) of the plan achievement for fiscal year 2000 has been met. The measurement factors and basis for payment for such bonus shall be determined by the Compensation Committee of the Company's Board of Directors.

        1.6 Vacation and Illness. Employee shall be entitled to paid vacation and sick leave in accordance with the policies established from time to time by the Company.

        1.7 Benefits. During the Employment Period, Employee will be eligible to participate in all retirement, stock option or other benefit plans available to officers and employees of the Company. Employee shall also receive employee group medical, dental and life insurance benefits in accordance with the policies established from time to time by the Company. Employee will also be eligible to participate in the following benefit plans, as they may be in effect from time to time:

            (a) Company's Executive Deferred Compensation Program;

            (b) Company's Profit Sharing 401(k) Plan, beginning July 1, 2000;
and

            (c) Company's Employee Stock Purchase Plan for the semi-annual period beginning January 1, 2000.

        1.8 Expenses. Employee shall be entitled to reimbursement for all approved reasonable travel and other business expenses incurred by Employee in connection with his


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services to the Company pursuant to the terms of this Agreement. All business expenses for which Employee seeks reimbursement from the Company shall be adequately documented by Employee in accordance with the Company's procedures covering expense reimbursement and in compliance with the regulations of the Internal Revenue Service.

                                   ARTICLE II

                             PROPRIETARY INFORMATION

        2.1 Non-Disclosure of Proprietary Information. Employee agrees that, during and after his employment with the Company, Employee will regard and preserve as confidential all trade secrets pertaining to the Company's business that have been or may be obtained by Employee by reason of his employment, and Employee will not directly or indirectly disclose to any third person or use for the benefit of anyone other than the Company or use for his own benefit or purposes, any inventions, designs, improvements, processes, techniques, methods, ideas, discoveries, developments, formulae, compounds, specifications, specialized knowledge, data, records, trade secrets, confidential information, customer lists, customer data, sales data, sales programs, development programs, acquisition programs, computer code or other secrets or proprietary information of the Company which he has encountered or originated in the course of or arising out of his employment with the Company. The parties hereto acknowledge and agree that the subject matter of the provisions of this Section 2.1 is of a unique and special nature such that such provisions may be specifically enforced by a court of equity in addition to whatever other remedies the Company may have at law.

        2.2 Return of Documents and Materials. Employee agrees that any and all documents and materials, including, without limitation, reports, drawings, designs, tools, equipment, plans, proposals, marketing or sales plans, specifications or materials made or prepared, in whole or in part, by Employee or that may come into Employee's possession by reason of his employment are the property of the Company and shall not be used by Employee in any way adverse or competitive to the Company's interests. Employee acknowledges that Employee will not deliver, reproduce or in any way allow such documents and materials to be delivered or used by any third party without the specific written direction or consent of the Company. The parties hereto acknowledge and agree that the subject matter of the provisions of this Section 2.2 is of a unique and special nature such that such provisions may be specifically enforced by a court of equity in addition to other remedies the Company may have at law.

        2.3 Ownership of Inventions. Employee agrees that all inventions, discoveries, improvements, and innovations, whether patentable or not (hereinafter collectively referred to as "Inventions" or "Invention" as may be appropriate), conceived or made by Employee, either solely or in concert with others, during the period of employment with the Company, whether or not made or conceived during working hours, which (a) relate in any manner to the existing or contemplated business or research activities of the Company, or (b) are suggested by or result from Employee's work for the Company, or (c) result from the use of the Company's time, materials or facilities, shall be the exclusive property of the Company.

        2.4 Assignment of Rights. Employee further agrees:


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            (a) That Employee will promptly disclose in writing to the Company all Inventions conceived or made by Employee, either solely or in concert with others, during the period of employment by the Company; and

            (b) That Employee hereby assigns to the Company Employee's entire right, title and interest in all Inventions which are the property of the Company pursuant to Section 2.3 and will, on request, execute specific assignments to any of such Inventions; and that Employee will execute, acknowledge and deliver such documents and take such further action considered necessary by the Company at any time on its request during or subsequent to the period of employment with the Company at the Company's expense, but without charge by Employee to the Company, to obtain and defend letters patent and/or copyrights in any and all countries and to vest title in such Inventions in the Company or its assigns.

        2.5 Statutory Right. Notwithstanding anything to the contrary herein contained, in accordance with Section 2872 of the California Labor Code, Employee hereby acknowledges that the provisions of this Agreement which relate to the ownership of, and the assignment by Employee of Employee's right, title and interest to, any Invention, will not be applicable to an Invention which is proved to fully qualify under Section 2870 of the California Labor Code, a copy of which Employee has read and is attached hereto as Exhibit A.

        2.6 Non-Competition; Non-Solicitation. During the term of this Agreement, (a) the Employee shall not directly or indirectly be employed or retained by, or render any services for, or be financially interested in any manner, in any person, firm or corporation engaged in any business which is competitive in any way with any business in which the Company or any of its affiliates is engaged (including any program of development or research), (b) the Employee shall not divert or attempt to divert any business from the Company or any affiliate, (c) the Employee shall not disturb or attempt to disturb any business or employment relationships of the Company or any affiliate and (d) Employee shall not make any derogatory and/or untruthful statements about the Company or any of its affiliates. Notwithstanding the foregoing provisions of this Section 2.6, the Employee shall be permitted to (i) invest in mutual funds which are diversified, open-end management companies (as those terms are defined in Section 5 of the Investment Company Act of 1940) that are registered under such Act; (ii) invest in the outstanding stock of any corporation listed on the New York Stock Exchange or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System (but only to the extent that the Employee's interest in the stock of any such corporation does not exceed 5% of the voting power of the outstanding stock of such corporation); and (iii) purchase and hold any other investment to the extent the Board consents in writing to such investment; and any investment described in clauses
(i), (ii) or (iii) next above shall not be considered to violate the requirements of this Section 2.6.

        2.7 Specific Performance. The parties hereto agree that the Company would be damaged irreparably in the event any of the foregoing provisions of this Article II were not performed by the Employee in accordance with their respective terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security).


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                                   ARTICLE III

                                   TERMINATION

        3.1 Termination of Employment. Notwithstanding anything in this Agreement to the contrary, express or implied, this Agreement (and Employee's employment) shall terminate immediately upon the occurrence of any of the following: (a) written notice given at any time by Employee; (b) the death or permanent disability (as defined below) of Employee; (c) written notice given at any time by the Company. For purposes of this Agreement, the term "disability" shall mean the inability of the Employee to continue to perform his duties under this Agreement on a full-time basis as a result of mental or physical illness, sickness or injury for a period of 90 days within any 12 month period, as determined in the sole and absolute discretion of the Board. EMPLOYEE HEREBY ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, AND HIS EMPLOYMENT HEREUNDER, IS TERMINABLE AT-WILL (i.e., WITH OR WITHOUT CAUSE) AT ANY TIME BY EITHER PARTY.

        3.2 Rights and Payments Upon Termination. The Employee's right to benefits and payments, if any, for periods after the date on which his employment with the Company terminates for any reason (his "Termination Date") shall be as follows:

               (a) the Employee's earned but unpaid Base Salary for the period ending on his Termination Date; and

               (b) the Employee's accrued but unpaid vacation pay for the period ending with his Termination Date, as determined in accordance with the Company's policy as in effect from time to time.

Except as may be otherwise expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Employee to be treated as employed by the Company following his Termination Date for purposes of any employee benefit plan or arrangement in which he may participate at such time.

        3.3    Termination Upon Change-In-Control.

               (a) Definition of Change-In-Control. For the purposes of this
        Article III, each of the following shall be deemed to be a "Change-In-Control":

                   (i) merger or consolidation of the Company in which the
               Company is not the surviving entity.

                   (ii) sale of all or substantially all of the assets of the
               Company.

                   (iii) the purchase by any person or entity of more than fifty percent (50%) of the outstanding common stock of the Company.

               (b) Termination. Employee shall be entitled to the severance payments and other severance benefits set forth in Sections 3.3(c) hereof if Employee is terminated under either of the following circumstances:

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                   (i) if Employee delivers to the Company written notice of
               resignation on or before the effective date of a Change-In-Control (as defined in Section 3.3(a) hereinabove) that Employee disapproves of the proposed Change-In-Control, which resignation shall be effective upon the date of Change-In-Control. Employee shall not be compelled to set forth any reason or basis for Employee's resignation.

                   (ii) if Employee does not resign upon a Change-In-Control and if within 180 days following a Change-In-Control, Employee is either involuntarily terminated for a reason other than neglect of duties or misconduct or Employee's responsibilities, duties, or title as an employee of the Company are substantially changed without Employee's consent, and as a result thereof, Employee terminates his employment with the Company.

               (c) Calculation of Severance Payment. Upon termination pursuant to Section 3.3(b), the Employee shall be entitled to receive an amount equal to his Base Salary for the Company's immediately preceding fiscal year , payable in equal installments over a twelve-month period beginning as soon as practicable after the Termination Date.

               (d) Stock Option, Stock and Profit Sharing Plans. Upon termination pursuant to Section 3.3(a), unless prohibited by the terms of the applicable plan or applicable law, all of Employee's stock options shall become fully vested.

               3.4 Reduction for Withholding Taxes. With respect to any payment made to the Employee under Article III, the Company shall deduct from any such payment such social security insurance, state disability insurance, and federal, state and other taxes and other withholdings as may be required by law.

                                   ARTICLE IV

                                  MISCELLANEOUS

        4.1 Miscellaneous. All notices provided for under this Agreement shall be deemed to have been duly given if delivered by hand or, in the alternative, if sent by registered or certified mail, with return receipt requested, first-class postage prepaid, if to the Company, to Alpha Microsystems, 2722 South Fairview Street, Santa Ana, CA 92704; Attention: President; if to Employee, to Robert O. Riiska, 380 Olmstead Hill Road, Wilton, CT 06897, or to such other address with respect to each party as such party shall notify the other in writing. Delivery of any such communications so made by mail shall be deemed to be complete on the date of delivery as shown by the addressee's registry or certification receipt.

        4.2 Assignability. The Company may assign its interest in this Agreement in connection with a merger or sale of all or substantially all of the assets of the Company and the provisions of this Agreement shall inure to the benefit of the successors and assigns of the Company. Employee may not assign or transfer this Agreement, it being deemed personal to Employee only; provided, however, that upon Employee's death, Employee's heirs, executors and/or administrators may seek collection of any sums that may have been due Employee as of Employee's death (it being hereby acknowledged and agreed that no further payments pursuant to Section 3.3(c)shall be due after Employee's death). Subject to the above, this Agreement shall

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be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The provisions of this Section 4.2 shall survive the termination of this Agreement.

        4.3 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter herein and supersedes all prior agreements, representations and understandings of the parties including that offer letter dated November 9, 1999. No modification or amendment to this Agreement shall be effective unless in a writing executed by both parties.

        4.4 Captions. Any captions to or headings of the articles, sections, subsections, paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement and shall not be used for the interpretation of determination of the validity of this Agreement or any provisions hereof.

        4.5 Severability. In the event that any one or more provisions, clauses, paragraphs, subclauses or subparagraphs contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable, the same shall not affect any other provision, paragraph, clause, subparagraph or subclause of this Agreement, but this Agreement shall be construed as if such invalid, illegal, void or unenforceable provision, clause, paragraph, subparagraph or subclause had never been contained herein.

        4.6 Waiver. The waiver by the Company or the Employee of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

        4.7 Costs of Disputes. Each party shall bear his/its own costs in connection with any controversy or dispute arising out of or relating to this Agreement (or the breach thereof).

        4.8 Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Employee's employment with the Company.

        4.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        4.11 Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between the Employee and the Company (and/or any of its directors, officers, employees or agents) relating to or arising out of the Employee's employment or the cessation of the Employee's employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as the exclusive remedy for such controversy, claim or dispute. This means that both the Employee and the Company give up all rights to a trial by jury. Possible disputes covered by the above include (but are not limited to) wage, contract, tort, discrimination, or other employment-related claims under laws known as

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Title VII of the Civil Rights Act, the California Fair Employment and Housing
Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, and any other statutes or laws relating to an employee's relationship with his employer. However, claims for workers' compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by the Employee or the Company to the appropriate court or state agency as provided by California law. Judgment on any award issued by the arbitrator may be entered in any court having jurisdiction thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date first above written.

        "Company"                               ALPHA MICROSYSTEMS,
                                                a California corporation


                                                By:___________________________
                                                Name:_________________________
                                                Title:________________________


        "Employee"                              ______________________________
                                                Robert O. Riiska


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